UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2014

CRYO-CELL INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 749-2100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 25, 2014, Cryo-Cell International, Inc. (Company”) entered into new two-year employment agreements, effective December 1, 2013, with David Portnoy, Co-Chief Executive Officer of the Company and Mark Portnoy, Co-Chief Executive Officer of the Company.  The new agreements supersede and replace prior employment agreements with each of the executives. These agreements resulted from and reflect the recommendations provided by an independent compensation firm, which was commissioned to provide this analysis in August 2013.

The agreements provide for an annual base salary of $325,000 for David Portnoy and $275,000 for Mark Portnoy. In addition to base salary, for the fiscal years ending November 30, 2014 and November 30, 2015, each executive will be entitled to a cash bonus equal to 8.33% of base salary times the number of the twelve performance targets achieved, as set forth in the agreement.  The agreements provide for a grant of 70,270 shares of restricted stock to David Portnoy on December 1, 2013 and for a grant of 59,459 shares of restricted stock to Mark Portnoy on December 1, 2013.  One-third of each grant is vested upon grant, one-third will vest on December 1, 2014 and one-third will vest on December 1, 2015.

In addition to the grants described above, if David Portnoy is employed by the Company on November 30, 2014, then no later than February 15, 2015, the Company will grant him up to 186,487 shares of restricted stock based on performance.  In addition, if David Portnoy is employed by the Company on November 30, 2015, then no later than February 15, 2016, the Company will grant him up to an additional 186,487 shares of restricted stock based on performance.   For the fiscal years December 1, 2013 to November 30, 2014 and December 1, 2014 to November 1, 2015, the Company shall grant David Portnoy these additional shares of restricted stock based on attaining certain performance targets set forth in the agreement.  Specifically, the Company shall grant David Portnoy a number of shares of restricted stock equal to a percentage of 186,487 shares equal to the sum of (x) the product of 16.67% and the number of the four performance goals achieved at the “target” level and (y) the product of 8.33% and the number of the four performance goals achieved at the “stretch” level. Identical provisions apply to Mark Portnoy, except the number of restricted shares to be granted in each case is 162,163 shares.

The agreements also provide for reimbursement for all business expenses, including reasonable commuting expenses for David Portnoy between his home in Miami, Florida to the Company’s headquarters in Tampa, Florida, including lodging and rental car expenses for when he is working in the Company’s offices in Tampa. David Portnoy’s principal place of employment shall be at the Company’s offices in Miami, Florida, provided he shall travel to the Company’s headquarters as necessary to fulfill his responsibilities under the agreement. The Company shall pay reasonable legal and financial consulting fees and costs incurred in negotiating the agreements and shall pay each executive up to $75,000 in legal fees related to any dispute or question of interpretation regarding the agreements. The executives will also participate in the employee benefit plans that the Company generally makes available to Company employees from time to time, including retirement and health plans.

Upon the occurrence of (i) an involuntary termination of employment; (ii) a voluntary termination of employment for “Good Reason” (as defined in the agreements); or (iii) an involuntary termination of employment or voluntary termination of employment for “Good Reason” at any time following a change in control (as defined in the agreement), the agreements provide for severance pay equal to two times the executive’s then-current annual base salary, paid in a lump sum no later than 30 days after the occurrence of the triggering event. The Company will also reimburse the executives, on a grossed up basis, for any penalty taxes owed on any excess parachute amounts under Section 280G of the Internal Revenue Code of 1986, as amended. In addition, the Company shall provide, at no cost to the executives, continued life insurance coverage and nontaxable medical, dental and disability insurance coverage substantially similar to the coverage maintained by the Company for the executives prior to such termination for 36 months after the termination. If the termination of employment is due to disability (as defined in the agreement), the Company shall pay the executive two times his then-current base salary in a cash lump sum no later than 30 days after such disability, reduced by any amount paid to him from any disability insurance, Social Security, workman’s compensation or other disability program. In addition, all unvested shares and options held by the executive shall become fully vested upon his disability.  If the termination of employment is due to death, the Company shall pay the executive two times his then-current base salary as a cash lump sum within 30 days after his date of death, and the Company will continue to provide medical and dental coverage for the executive’s family for two years after his death. The agreements include a one-year non-competition restriction and an 18 month restriction on solicitation of employees or customers.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits.

The following Exhibit is attached as part of this report:

Exhibit Number	Description

Exhibit 10.1	Employment Agreement between Cryo-Cell International, Inc. and David Portnoy

Exhibit 10.2	Employment Agreement between Cryo-Cell International, Inc. and Mark Portnoy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.
DATE: February 27, 2014	By:	/s/ David Portnoy
David Portnoy
Chairman and Co-Chief Executive Officer